Exhibit 10.3

Execution Original

ASSET PURCHASE AGREEMENT

BY AND AMONG

NAUTILUS, INC.

AND

LAND AMERICA HEALTH & FITNESS CO., LTD.

MICHAEL C. BRUNO

YANG LIN QING

Dated as of October 17, 2007

LIST OF SCHEDULES

Assigned Contracts	Schedule 2.1.5
Land Use Rights	Schedule 3.5.1
Buildings	Schedule 3.5.2
Leased Premises	Schedule 3.5.3
Tangible Property Owned	Schedule 3.5.4
Tangible Property Leased	Schedule 3.5.5
Inventory Locations	Schedule 3.5.6
Intellectual Property	Schedule 3.5.7
Contracts	Schedule 3.5.8
Additional Required Assets	Schedule 3.6
Tangible Personal Property	Schedule 3.7
Compliance with Law	Schedule 3.8
Litigation	Schedule 3.9
Brokers’ or Finders’ Fees	Schedule 3.10
Subsidiaries and Branches	Schedule 3.11
Financial Statements	Schedule 3.12
Liabilities	Schedule 3.13
Taxes	Schedule 3.14
Material Changes	Schedule 3.15
Insurance	Schedule 3.16
Suppliers	Schedule 3.17
Environmental Matters	Schedule 3.18
Employees	Schedule 3.19
Labor Contracts	Schedule 3.20.1
Employee Plans	Schedule 3.20.2
Compliance with the Foreign Corrupt Practices Act and Export Control and Anti-Boycott Laws	Schedule 3.21
Sales to Affiliates	Schedule 3.22
Services from Affiliates	Schedule 3.23

-i-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (hereinafter, “Agreement”), dated as of October 17, 2007, is entered into by and among the following parties (each a “Party” and collectively, the “Parties”):

1.	NAUTILUS, INC., a Washington corporation (“Nautilus”);

2.	LAND AMERICA HEALTH & FITNESS CO., LTD., a wholly foreign-owned limited liability company duly organized and existing under the laws of the PRC (“Seller”);

3.	MICHAEL C. BRUNO (“Bruno” or a “Shareholder”), who together with his spouse, Yang Lin Qing, are the indirect sole shareholders of Seller; and

4.	YANG LIN QING (“Yang” or a “Shareholder”), who together with her spouse, Michael C. Bruno, are the indirect sole shareholders of Seller.

PRELIMINARY STATEMENTS

1.	Seller is engaged in the manufacture of certain of Nautilus’s proprietary line of health and fitness equipment and other fitness equipment (the “Business”).

2.	Nautilus and Seller have entered into a Purchase Option Agreement, dated effective January 29, 2007 (the “Option Agreement”), pursuant to which Nautilus was granted an option to purchase substantially all of the assets related to the Business. Nautilus has previously given notice of exercise of this option.

3.	Certain of the assets used in the Business and owned by Seller were previously owned and operated by World Gear Sports Goods Co., Ltd. (“World Gear”).

4.	Upon the terms and subject to the conditions of this Agreement, Seller is willing to sell substantially all of the moveable assets of the Business to a wholly-owned direct or indirect subsidiary of Nautilus to be formed in Xiamen, Fujian, PRC (“Buyer”), and Nautilus is willing to cause Buyer to purchase such assets from Seller.

5.	Together with this Agreement, the Parties are entering into certain additional agreements as referenced herein.

NOW, THEREFORE, the Parties hereby agree as follows:

CHAPTER 1

GENERAL PROVISIONS

Article 1.1	Definitions.

The following terms as used in this Agreement shall have the meanings set forth below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. The term “control” (including the terms “controlled by” or “under the common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of an equity interest or by contract or otherwise.

“Audited Closing Financial Statements” has the meaning given such term in Article 2.4.

“Agreement” means this Asset Purchase Agreement and the Schedules hereto.

“Appraiser” has the meaning given in Article 5.2.

“Assets” has the meaning given such term in Article 2.1.

“2006 Balance Sheet” has the meaning given such term in Article 3.12.

“Books and Records” shall mean all books, ledgers, files, reports, plans and operating records of, or maintained by, the Business, in both physical and electronic form, as the case may be.

“Bruno Consulting Agreement” has the meaning given such term in Section 6.16.

“Business” has the meaning given such term in the Preliminary Statements hereof.

“Business Day” means any day when banks are open for business in Xiamen, Fujian Province, PRC.

“Buyer” has the meaning given such term in the Preliminary Statements hereof.

“Closing” and “Closing Date” have the meanings given such terms in Article 2.5.

“Computer Software” means all computer applications software, owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., order processing, manufacturing, process control, design, shipping, etc.) and all computer operating, security or programming software, owned or licensed.

“Employee Plans” shall mean all welfare and benefit plans maintained by Seller for the benefit of the staff and workers of Seller, including, without limitation, all bonus, retirement, pension, health and medical, life insurance, disability and accident insurance, vacation and/or annual leave, sick-leave and housing plans.

“Escrow and Indemnification Agreement” has the meaning given such term in the Article 8.1.

“Excluded Assets” shall mean all assets of Seller not used in or relating to the Business, the Real Property, Inventory other than work in progress inventory as described in Section 2.1.8, and all cash and accounts receivable relating to the Business.

“Facilities” means the Real Property and any leasehold interests in land or buildings currently owned or operated by Seller and any machinery or other equipment used or operated by Seller at the respective locations of the land and buildings specified in Articles 3.5.1, 3.5.2 and 3.5.3.

“Government Authority” shall mean the government of the PRC, any subdivision thereof and any provincial or local government authority having jurisdiction over Seller, the Business or any Assets.

“Improvements” means all buildings, structures, fixtures, and other infrastructure located on the Land.

“Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; Computer Software (including, but not limited to, data, source codes, object codes, specifications and related documentation), any similar intellectual property or proprietary rights; and any claims arising out of or related to any infringement or misappropriation of any of the foregoing.

“Interim Balance Sheets” has the meaning given such term in Article 3.12.

“Inventory” means all inventories of Seller relating to the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods of the Business.

“Land” means the land described in Article 3.5.1.

“Lease Agreement” has the meaning given such term in Article 2.8.

“Lien” shall mean any mortgage, lien, pledge, security interest or other type of charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor, any easement, right of way or other encumbrance on title to real property, options or any other restrictions or third party rights.

“M&A Regulations” has the meaning given such term in Article 5.1.

“Option Agreement” has the meaning given such term in the Preliminary Statements hereof.

“Party” shall mean each of Nautilus, Seller, Bruno and Yang, who are sometimes collectively referred to as the “Parties”.

“Person” shall mean an individual, partnership, corporation, joint stock company, limited liability company, state-owned enterprise, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Post-Closing Audit Agreement” has the meaning given such term in Article 2.4.

“PRC” or “China” shall mean the People’s Republic of China.

“Purchase Price” has the meaning given such term in Article 2.3.

“Real Property” means the Land and Improvements.

“RMB,” “Renminbi” or “¥”shall mean the currency of the PRC.

“Seller” has the meaning given such term in the Preliminary Statements hereof.

“Seller’s Non-Competition Agreement” shall mean the Non-Competition, Non-Disclosure and Non-Solicitation Agreement, between Seller and Nautilus in the form agreed to by the Parties.

“Shareholder” shall mean each of Bruno and Yang, who are sometimes collectively referred to as the “Shareholders”

“Shareholders’ Non-Competition Agreement” shall mean the Non-Competition, Non-Disclosure and Non-Solicitation Agreement, among the Shareholders and Nautilus, in the form agreed to by the Parties.

“Taxes” shall mean all tax and stamp duties charges, tariffs or other assessments charged by any Government Authority (including, without limitation, business, income, capital gain, value added, use, transfer, sales, deed and excise or custom tax, and stamp duties and however termed).

“Tangible Personal Property” all machinery, equipment, tools, dyes, molds, furniture, fixtures, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventory) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Transaction Documents” mean each of this Agreement, Seller’s Non-Competition Agreement, the Shareholders’ Non-Competition Agreement, the Escrow and Indemnification Agreement, the Bruno Consulting Agreement, the Post-Closing Audit Agreement, the Lease Agreement, and each of the documents to be delivered by Seller pursuant to Section 2.6 below.

“U.S. Dollars,” “US$” or “$” shall mean the currency of the United States of America.

“U.S. GAAP” shall mean United States generally accepted accounting principles.

Article 1.2	Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (iv) the terms “Article” or “Clause” refer to the specified Article or Clause of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

Article 1.3.	Exchange Rate. In determining the U.S. Dollar equivalent of an amount in RMB or vice versa, the exchange rate used shall be the average of the buy and sell exchange rates (or mid-rate) announced by the People’s Bank of China for U.S. Dollars and RMB for the date on or as of which the determination is made.

CHAPTER 2

PURCHASE AND SALE OF BUSINESS AND ASSETS

Article 2.1	Purchase and Sale of the Business and Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer to Buyer, and Nautilus shall cause Buyer to purchase from Seller, all of Seller’s interest in the following assets (the “Assets”), free and clear of all Liens:

2.1.1	Machinery and Equipment Owned by Seller. Good and marketable title to all the Tangible Personal Property used in or related to the Business owned by Seller, including those listed in Schedule 3.5.4.

2.1.2	Machinery and Equipment Leased by Seller. All leasehold interests in all the Tangible Personal Property used in or related to the Business leased by Seller from a third party, including those listed in Schedule 3.5.5.

2.1.3	Leasehold Interests. Seller’s leasehold interests in the premises and leases listed in Schedule 3.5.3, including, without limitation, any prepaid rent, security deposits and options to renew or purchase thereunder and subject only to the respective limitations and obligations of the leases, agreements, charges and instruments listed in Schedule 3.5.3.

2.1.4	Intellectual Property. All interests of Seller in the Intellectual Property used in or related to the Business, including, without limitation that listed in Schedule 3.5.7.

2.1.5	Contracts Related to the Business. All rights and interests of Seller in and to the agreements or contracts used in or related to the Business that are listed in Schedule 2.1.5.

2.1.6	Warranties or Guarantees. All rights of Seller under or pursuant to all warranties, representations and guarantees made by third parties relating to items included in the Assets, including, without limitation, warranties or guarantees given by manufacturers and/or vendors in respect of the Assets.

2.1.7	Pre-Paid Expenses. All rights and interests of Seller in and to all pre-paid expenses made to any supplier of goods, utilities or services in respect of the Business.

2.1.8	Inventory. That portion of Seller’s Inventory designated as work-in-progress in Seller’s accounting records as of the Closing Date.

Buyer shall not purchase any Excluded Assets and Excluded Assets shall remain the property of Seller after the Closing.

Article 2.2	No Assumption of Liabilities by Buyer. Neither Nautilus nor Buyer will assume, discharge or perform any liabilities or obligations of Seller or the Shareholders incurred or arising prior to or after the Closing, including, without limitation, those liabilities listed below, all of which liabilities will remain with Seller or the Shareholders and which Seller and the Shareholders hereby agree to retain and discharge or perform:

2.2.1	subject to Article 12.3, liabilities for all Taxes;

2.2.2	any environmental, health or public safety claims, liabilities or remedial expenses;

2.2.3	liabilities or obligations with respect to wages, severance or termination, employee welfare benefits and pensions, workers compensation and health care claims or other benefits or funds payable to employees or former employees of the respective Seller;

2.2.4	liabilities for money borrowed and accounts payable;

2.2.5	liabilities arising from any product warranties; and

2.2.6	liabilities or obligations to any supplier of goods, services or utilities or to any customer and;

2.2.7	any other liabilities or obligations to any third party, including, without limitation, liabilities to any Government Authority.

Article 2.3	Purchase Price. The purchase price (the “Purchase Price”) for the Assets shall be US$8,500,000 (EIGHT MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS) and shall be paid by wire transfer of US$8,500,000 to Seller in accordance with Article 2.7.1.

Article 2.4	Closing Audit; Inventory Purchase.

(a)	Within sixty (60) calendar days after the Closing Date, Deloitte Touche Tomatsu, or other independent auditors approved by Buyer, will perform an independent audit of Seller’s balance sheet of the Business, as at the Closing Date, and Seller’s statement of income of the Business for the period beginning January 1, 2007 and ending on the Closing Date (the “Audited Closing Financial Statements”). The audit shall be completed in accordance with the Post-Closing Audit Agreement in the form agreed to by the parties (the “Post-Closing Audit Agreement”), and after Closing Nautilus shall cause Buyer to purchase Seller’s remaining Inventory in accordance with the Post-Closing Audit Agreement. Seller agrees to exercise its best efforts to complete such balance sheet and statement of income within twenty (20) days following the Closing Date and to fully cooperate with the independent auditors in connection with completion of such independent audit.

Article 2.5	Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Seller in Xiamen, Fujian, PRC on January 1, 2008, 10:00 a.m. Beijing time, or at such other date and place as the Parties may agree in writing (the “Closing Date”).

Article 2.6	Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following:

2.6.1	Duly executed bills of sale or other instruments of transfer, in form and substance reasonably acceptable to Nautilus, transferring ownership to Buyer of all tangible property listed in Schedule 3.5.4;

2.6.2	Duly executed assignments or, where necessary, subleases, in form and substance reasonably acceptable to Nautilus, assigning or subleasing to Buyer all leasehold interests, if any, in the tangible property listed in Schedule 3.5.5;

2.6.3	Duly executed assignments or other instruments of transfer, in form and substance reasonably acceptable to Nautilus, assigning and transferring to Buyer all of Seller’s interest in all Intellectual Property used in and related to the Business, including that listed in Schedule 3.5.7, including, without limitation, an assignment of Seller’s trade name and trademarks relating to the Business;

2.6.4	Duly executed assignments transferring to Buyer all of Seller’s rights and obligations under all contracts, licenses and similar instruments used in and relating to the Business to which Seller is a party, in form and substance reasonably acceptable to Nautilus, together with the written consent, if required, of the other party to such contracts, licenses and similar instruments; and

2.6.5	The certificates and other documents to be delivered pursuant to Chapter 6 hereof.

2.6.6	Duly executed VAT invoices for the work in progress Inventory as described in Section 2.1.8.

Article 2.7	Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

2.7.1	The Purchase Price to Seller, by wire transfer of US$8,500,000 to an account designated by Seller in writing not less than three Business Days prior to the Closing Date; provided, that Buyer may complete such wire transfer within three Business Days following the Closing Date; and

2.7.2	The certificates and other documents to be delivered pursuant to Chapter 7 hereof.

Article 2.8	Lease Agreement. At the Closing, Seller and Buyer shall enter into a Lease Agreement in the form agreed to by the Parties (the “Lease Agreement”), providing for the lease of the Real Property.

CHAPTER 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE

SHAREHOLDERS

Seller and each Shareholder hereby represent and warrant, jointly and severally, to Nautilus and Buyer as follows:

Article 3.1	Organization. Seller is a limited liability company duly organized under the Law of the PRC Concerning Enterprises with Sole Foreign Investment and validly existing with the status of a legal person under the laws of the PRC.

Article 3.2	Power and Authority. The execution and performance by Seller of this Agreement and each other Transaction Document to which it is a party (i) are within its corporate power and business scope, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene its articles of association and (iv) do not contravene any law or contractual restriction binding on or affecting it. Each Shareholder has the full legal right and authority to execute and perform his/her obligations under this Agreement and the other Transaction Documents to which he/she is a party and such execution and performance does not contravene any laws or contractual restrictions binding on or affecting him/her.

Article 3.3	Consents and Approvals. All authorizations, consents or approvals or other actions by, and all notices to or filings with, any Government Authority required for the due execution and performance by Seller and the Shareholders of this Agreement and the other Transaction Documents has been obtained.

Article 3.4	Binding Effect. This Agreement is, and the each other Transaction Document to which Seller or a Shareholder will be a party when executed by such Party will be, the legal, valid and binding obligation of Seller or such Shareholder, enforceable against Seller or such Shareholder in accordance with its respective terms.

Article 3.5	Ownership of Assets. Seller owns leases or has the legal right to use all of the Assets. Seller has good and marketable title to, or, in the case of leases, valid and effective leasehold interests in, all of the Assets, free and clear of all Liens, except as noted in the Schedules hereto.

3.5.1	Land Use Rights. Schedule 3.5.1 sets forth all of the land used in the Business for which Seller owns the land use rights together with copies of the land use rights certificates evidencing Seller’s ownership of the land use rights of such land. All of the land use rights relating to such land are granted land use rights and Seller has the right and power to transfer ownership of such land use rights to Buyer in the event Buyer and Seller enter into an agreement for the purchase and sale of such rights.

3.5.2	Buildings. Schedule 3.5.2 sets forth the buildings owned by Seller and used in the Business together with copies of the building ownership certificates evidencing Seller’s ownership of each such building. Seller has the right and power to transfer ownership of such buildings to Buyer in the event Buyer and Seller enter into an agreement for the purchase and sale of such buildings.

3.5.3	Leased Premises. Schedule 3.5.3 sets forth the premises used in the Business which are leased by Seller. There is no notice of cancellation or termination under any option or right reserved to the lessor under any such lease or any notice of default under any such lease, and no event has occurred which, with notice or lapse of time or both, would constitute a default under any such lease. Each such lease is assignable or the premises subject thereto may be subleased to a third party with the consent of the lessor and no consent from any other Party is required. Seller has not assigned or subleased its interest under any such lease.

3.5.4	Machinery and Equipment Owned by Seller. Schedule 3.5.4 lists all of the Tangible Personal Property of the Business owned by Seller having a book value exceeding Twelve Thousand Five Hundred U.S. Dollars (U.S. $12,500) or the equivalent in RMB. Each item of Tangible Personal Property included in the Assets is suitable for the use in which it is currently employed, is in good operating condition except for such minor defects as do not interfere with the continued use of such equipment and properties in the conduct of the normal operations of the Business, and the Assets include supplies of spare parts for the equipment and machinery included in the Assets in amounts consistent with Seller’s past practices.

3.5.5

Machinery and Equipment Leased by Seller. Schedule 3.5.5 sets forth the machinery and equipment used in the Business in which Seller has a leasehold interest. There is no notice of cancellation or termination under any option or right reserved to the lessor under any such lease or any notice of default under any such lease and no event has occurred which, with notice or lapse of time or both, would constitute a default under any such lease. Each such lease is assignable with the consent of the lessor and no consent from any other Party is required. Seller has not assigned its interest under any such lease.

3.5.6	Inventory. Schedule 3.5.6 is a complete list of the addresses of all warehouses or other facilities in which Inventory used in and relating to the Business are located as of the date hereof. All Inventory to be reflected on the balance sheet included in the Audited Closing Financial Statements were and will be usable or saleable in the ordinary course of the business and operations of the Business, and the levels of such Inventory to be reflected on the balance sheet included in the Audited Closing Financial Statements will be consistent with customary levels found in the operations of the Business.

3.5.7	Intellectual Property. Schedule 3.5.7 sets forth all domestic and foreign Intellectual Property used in or relating to the Business, registered in the name of Seller, or of which Seller is a licensor or licensee, used in, or which have been used in, or which are under development or have been conceived in, or which have or potentially have application to, the Business. Seller owns all of the Intellectual Property to be transferred hereunder free and clear of all Liens and pays no royalty to anyone under or with respect to any of them, except as set forth in such Schedule 3.5.7. All rights of Seller in and to each item of the Intellectual Property listed on Schedule 3.5.7 and to all processes, lab journals, toxicological and ecological data, trade secrets, technology including know-how and show-how, product formulae, manufacturing, engineering and other drawings, intellectual property rights, agency agreements, technical information, engineering data, design and engineering specifications and similar materials recording or evidencing Seller’s proprietary expertise used in or residing with the Business, whether purchased or developed internally, included in the Assets are transferable to Buyer as herein contemplated. There is no conflict with the rights of others known to Seller, or any claim or formal charge of infringement, with respect to any Intellectual Property of the Business, or with respect to any license relating to the Business under which Seller is licensor or licensee. Seller has no knowledge of the possible infringement by any third party of any Intellectual Property related to or used in the Business.

3.5.8

Contracts. Schedule 3.5.8 sets forth all of the following contracts of Seller relating to the Business: (a) all existing contracts for the purchase of raw materials, commodities, merchandise, supplies, other materials or personal property with any supplier under the terms of which Seller is likely to pay more than US$100,000 or the equivalent in RMB during the term of the contract, excluding purchase orders issued to suppliers in the ordinary course of business; (b) all existing contracts for the sale of raw materials, commodities, merchandise, supplies, other materials or personal property or for the furnishing of services by or to the Business which involve more than the sum of US$100,000 or the equivalent thereof in RMB; (c) to the extent not included in the foregoing, all broker, distributor, dealer, manufacturer’s representative, sales, agency, sales promotion, market research, marketing consulting or advertising contracts used in or relating to the Business; (d) all contracts of, or relating to, employment of any officer or individual employee or contracts of independent contractors or consultants relating to the Business and not cancellable without penalty within 30 days of notice of such cancellation; (e) all mortgages, notes, loan or credit agreements or other contracts or obligations of Seller or to the direct or indirect guaranty or assumption by Seller of obligations of others with respect to the Business or the Assets; and (f) all other contracts, whether or not made in the ordinary course of business, which are material to the Business or the Assets. Except as noted in Schedule 3.5.8, each contract listed therein is in full force and effect and, subject to obtaining the consent of the other Party thereto is assignable to Buyer without penalty or other adverse consequence. Seller (in relation to the Business) is not in default under the terms of any such contract or in the payment of any principal of or interest on any indebtedness for borrowed money. There are no contracts granting any Person any preferential rights to purchase any of the Assets or any of the properties or assets of the Business other than in the ordinary course of the Business. All of the contracts listed in Schedule 3.5.8 are valid and binding.

Article 3.6	Sufficiency of Assets. Except as set forth in Schedule 3.6, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller (it being understood that Seller is not responsible for any operational or management errors in the conduct of the Business after the Closing), and (b) except for the Excluded Assets, include all of the operating assets of Seller related to the Business.

Article 3.7	Condition of Facilities.

(a)	Use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable land and building use legal requirements. All Improvements are in compliance with all applicable legal requirements, are in good repair and in good condition, ordinary wear and tear excepted, except for such minor defects as do not interfere with the continued use of such Improvements in the conduct of the normal operations of the Business. No part of any Improvement encroaches on any land not included in the Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land. The Land for each owned Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent arrangement benefiting such Land and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Facilities located thereon and is not located within any area subject to special environmental regulation as an environmentally sensitive area or any similar restriction. Seller, after reasonable inquiry, is unaware of any plan or proposed plan to modify or realign any street or highway or any existing or proposed requisition proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the Business.

(b)	Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business except such minor defects as do not interfere with the continued use of such Tangible Personal Property in the conduct of the normal operations of the Business. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. Except as disclosed in Schedule 3.7(b), all Tangible Personal Property used in the Business is in the possession of Seller.

Article 3.8	Compliance with Laws. Except as described in Schedule 3.8, Seller is in compliance, and there exists no alleged non-compliance, with all applicable statutes, orders, rules and regulations promulgated by any Government Authority relating in any material respect to the Assets or the operation and conduct of the Business, or the use of the properties of the Business and neither Seller nor any Shareholder has received any notice of alleged violation of any such statute, order, rule or regulation. Schedule 3.8 lists all material governmental licenses, permits, product registrations, filings, authorizations and approvals and any pending applications for any thereof relating to the conduct of the Business or the use of properties held by Seller and such licenses, permits, product registrations, filings, authorizations and approvals are all the governmental licenses, permits, filings, authorizations and approvals necessary to conduct the Business or to use the Assets as currently conducted or used.

Article 3.9	Litigation. Except as set forth in Schedule 3.9, there is no action, lawsuit, claim, proceeding, or investigation pending or, to the best knowledge of Seller and the Shareholders, threatened against or affecting Seller which, if decided adversely against Seller, could have a material adverse effect upon the Business or its financial condition, prospects or operations, or upon the Assets. Seller is not in default, and no condition exists that with notice or the lapse of time or both would constitute a default, with respect to any order, writ, injunction or decree of any court or Government Authority affecting or relating to the Business. No condemnation proceeding has been commenced or, to the knowledge of Seller or any Shareholder, is threatened to be commenced against any of the Assets.

Article 3.10	Brokers’ or Finders’ Fees. Except as set forth in Schedule 3.10, neither Seller nor any Shareholder has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.

Article 3.11	Subsidiaries. Except as set forth in Schedule 3.11, Seller has no subsidiaries or branches.

Article 3.12

Financial Statements. Seller has delivered to Nautilus: (a) a pro forma unaudited balance sheet of the Business as at December 31, 2006 (including the notes thereto, the “2006 Balance Sheet”), and the related pro forma unaudited statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, including the notes thereto, certified by the CEO/President and chief financial officer of Seller; and (b) unaudited pro forma balance sheets of the Business as at each of March 31, 2007 and June 30, 2007 (the “Interim Balance Sheets”) and the related unaudited pro forma statements of income, changes in shareholders’ equity, and cash flows for the fiscal quarters then ended, including the notes thereto, certified by the CEO/President and chief financial officer of Seller. Such financial statements fairly present (and the financial statements delivered pursuant to Section 5.11 will fairly present) the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Business, as at the respective dates of and for the periods referred to in such financial statements, all in accordance with U.S. GAAP. The financial statements referred to in this Section 3.12 reflect the consistent application of such accounting principles throughout the periods involved. The financial statements have been prepared from and are in accordance with the accounting records of Seller. Seller has also delivered to Buyer copies of all letters from the Seller’s auditors to the Seller’s board of directors or the audit committee thereof dated during 2007, together with copies of all responses thereto.

Article 3.13	No Undisclosed Liabilities. The Business has no material liabilities except for liabilities reflected or reserved against in the 2006 Balance Sheet or the Interim Balance Sheets and current liabilities incurred in the ordinary course of business of the Business since June 30, 2007.

Article 3.14	Books and Records; Tax Returns. Seller’s books of account reflect all items of income and expense and all assets and liabilities of the Business required to be reflected therein in accordance with PRC generally accepted accounting principles and neither Seller nor any Affiliate of Seller has failed to file any material report or return with respect to the Business which may be required by any law or regulation of the PRC or political subdivision thereof to be filed, and, except as set forth in Schedule 3.14, Seller has duly paid or accrued on it’s books of account all taxes, duties and charges pursuant to such reports and returns or assessed against Seller. Seller has fully filed, on or before the due date therefor or the expiration of any extended period for filing, all returns or reports with respect to any Taxes required to be filed by Seller, which returns or reports disclose as having become due and payable all Taxes becoming due and payable for the periods covered therein. Except as set forth in Schedule 3.14, Seller has paid all Taxes reflected in such returns and reports and all other Taxes currently due or claimed to be due from Seller by any Government Authority.

Article 3.15	Absence of Certain Changes, Events and Conditions. Since December 31, 2006, there has not been any material adverse change in the condition (financial or otherwise) of the Assets, liabilities, business, results of operations or prospects of the Business, including, without limitation, any damage or destruction of property by fire or other casualty involving loss in excess of US$100,000 or the equivalent thereof in RMB in the aggregate, whether or not covered by insurance. Except as described in Schedule 3.15, there are no conditions known to the senior management of Seller or any Shareholder existing with respect to the products, facilities, personnel, raw materials, supplies or Assets of the Business which might reasonably be expected to have a material adverse effect on the Business or its prospects.

Article 3.16	Insurance. Schedule 3.16 contains a list and brief description (including the name of the insurer, the amount of the annual premium for the current policy period, amount insured and coverage period) of the policies and contracts of insurance held since January 1, 2003 by Seller or World Gear with respect to the Business. Except as indicated on Schedule 3.16, all such policies are in full force and effect. Seller shall keep such policies in such amounts duly in force through the Closing Date.

Article 3.17	Suppliers. Listed on Schedule 3.17 are the names and addresses of each of the suppliers of services materials, components, and supplies used in the Business and involving in the aggregate payments exceeding U.S.$100,000 or the equivalent in RMB for the twelve-month period ended on the date hereof, supplemented prior to Closing to include each such supplier for the period from the date hereof to the Closing Date. Except as set forth in Schedule 3.17, neither Seller nor any Shareholder has any knowledge or information that any of such suppliers will not sell products or provide services to Buyer at any time after the Closing Date on terms and conditions similar to those imposed on prior sales to Seller.

Article 3.18	Environmental Matters. There is no pending, and neither Seller nor any Shareholder knows of any threatened, environmental civil (including actions by private parties), criminal, or administrative proceeding against Seller or any Affiliate of Seller. Neither Seller nor any Shareholder knows of any facts or circumstances which may give rise to any future civil (including actions by private parties), administrative or criminal proceedings against Seller or any Affiliate of Seller relating to environmental matters. Seller has delivered to Nautilus the environmental report of MWH Environmental Engineering (Shanghai) Co., Ltd. (“MWH”), dated December 8, 2006, relating to the Facilities. All matters identified in that report have been remediated by Seller.

Article 3.19	Employees. Schedule 3.19 lists the name, current annual salary rates, bonuses, deferred compensation and other like benefits (in cash or otherwise) paid or payable through the date hereof for fiscal 2007, date of employment and description of position of each of the current employees, officers, directors and agents of Seller employed in the Business or operations of the Business. Except as set forth on Schedule 3.19, no employee of Seller has suffered any industrial injury resulting from employment with Seller or filed a claim for compensation related to any industrial injury or condition of employment resulting from employment with Seller.

Article 3.20	Employee Contracts and Plans.

3.20.1

Labor Contracts. Schedule 3.20.1 contains a complete and accurate list of all labor contracts applicable to persons employed by Seller in the Business. Seller has delivered to Buyer a true and complete copy of the form of contract used for each such labor contract. Seller has not breached or otherwise failed to comply with any provision of any such contract and there are no grievances outstanding against Seller under any such contract. There are no unfair labor practice complaints against Seller involving persons employed in the Business.

Seller knows of no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Business. Except as set forth on Schedule 3.20.1, since June 30, 2006 there have not been any formally filed grievances involving employees of the Business. The consent of the employees’ trade union is not required to complete the transactions contemplated by this Agreement.

3.20.2	Employee Plans. Schedule 3.20.2 contains a complete and accurate list of all Employee Plans and Seller has no other obligations, contingent or otherwise, relating to any Employee Plans. Seller has delivered to Buyer true and complete copies of all Employee Plans, including trust agreements and insurance contracts embodying such plans, funds, programs or arrangements.

Article 3.21	Compliance with the Foreign Corrupt Practices Act and Export Control and Anti-Boycott Laws.

(a)	Except as identified in Schedule 3.21, neither Seller nor any of its representatives or agents have, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) or the equivalent thereof in RMB in the aggregate to any one individual in any year) or any commission payment payable, to:

(i)	any person who is an official, officer, agent, employee or representative of any Government Authority or of any existing or prospective customer (whether government owned or non-government owned);

(ii)	any political party or official thereof;

(iii)	any candidate for political or political party office; or

(iv)	any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(b)	Except as set forth in Schedule 3.21(b), Seller has made all payments to third parties by check mailed to such third parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such party’s principal place of business.

(c)	Each transaction is properly and accurately recorded on the books and records of Seller, and each document upon which entries in Seller’s books and records are based is complete and accurate in all respects. Seller maintains a system of internal accounting controls adequate to insure that Seller maintains no off-the-books accounts and that Seller’s assets are used only in accordance with Seller’s management directives.

(d)	Seller has at all times been in compliance with all legal requirements relating to export control and trade embargoes. No product sold or service provided by Seller or any Affiliate of Seller during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya, North Korea or Sudan.

(e)	Except as set forth in Schedule 3.21(e), neither Seller nor any Affiliate of Seller has violated the anti-boycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the U.S Internal Revenue Code of 1986, as amended. Except as set forth in Schedule 3.21(e), during the last five (5) years, neither Seller nor any Affiliate of Seller has been a party to, nor a beneficiary under and has not performed any service or sold any product under any contract under which a product has been sold to customers in Bahrain, Bangladesh, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

Article 3.22	Compliance with PRC Anti-Corruption Laws. Seller has not, nor to the best of its knowledge after reasonable inquiry has any Affiliate of Seller or any of their respective employees, representatives or agents has engaged in any conduct which would constitute a violation of PRC law prohibiting bribery, including, without limitation, any conduct or activity which would constitute a violation of Articles 163, 164 or 389 of the PRC Criminal Code, Article 8 of the Law Against Unfair Competition or the Interim Rules on Prohibition of Commercial Bribery.

Article 3.23	Pricing of Sales. Except as set forth in Schedule 3.23, since December 31, 2006, all of the products of the Business have been sold to persons who are not Affiliates or, if Affiliates, have been sold at prices not exceeding prices at which such products are sold in substantial quantities in the marketplace in arms-length transactions.

Article 3.24	Pricing of Services. Except as set forth in Schedule 3.24, since December 31, 2006, all services provided to the Business have been provided by person who are not Affiliates or, if by Affiliates, have been provided at prices not exceeding prices at which such services are provided in the marketplace in arms-length transactions.

Article 3.25	Completeness of Schedules. The Schedules attached hereto, where applicable to Seller, completely and correctly present the information required by this Agreement to be set forth therein, and do not contain any untrue statement of a material fact. Originals or true and complete copies of all documents or other written materials underlying items listed in such Schedules have heretofore been made available for examination by Buyer, including, without limitation, deeds, leases, mortgages, deeds of trust, security instruments, permits, trademarks, patents and other Intellectual Property, litigation files, contracts, employee agreements and licenses, and such documents have not been modified and will not be modified prior to the Closing Date without Nautilus’s prior written consent.

CHAPTER 4

REPRESENTATIONS AND WARRANTIES OF NAUTILUS

Nautilus hereby represents and warrants to Seller and the Shareholders as follows:

Article 4.1	Organization. Nautilus is a corporation duly organized and validly existing and in good standing under the laws of the State of Washington, U.S.A. When formed and in possession of the government approvals referenced in Article 5.1, Buyer will be a limited liability company duly organized under the Law of the PRC Concerning Enterprises with Sole Foreign Investment and validly existing with the status of a legal person under the laws of the PRC.

Article 4.2	Power and Authority. The execution and performance by Nautilus of this Agreement and the other Transaction Documents to which it is a party (i) are within its corporate power, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene its Articles of Incorporation or By-Laws and (iv) do not contravene any law or contractual restriction binding on or affecting it.

Article 4.3	Consents and Approvals. No authorization, consent or approval or other action by, and no notice to or filing with, any governmental authority is required for the due execution, delivery and performance by Nautilus of this Agreement, except for PRC Government Authority approvals required for the establishment of Buyer and the acquisition by Buyer of the Assets. Nautilus has the financial capacity to satisfy its financial obligations as contemplated herein.

Article 4.4	Binding Effect. This Agreement and each other Transaction Document to which it is a party is the legal, valid and binding obligation of Nautilus, enforceable against Nautilus in accordance with its terms.

Article 4.5	Brokers’ or Finders’ Fees. Nautilus has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.

Article 4.6	Acknowledgments. Subject to the representations, warranties and covenants of Seller and the Shareholders as set forth in this Agreement and the schedules and attachments hereto, Nautilus is relying on its own investigation as to the condition of the Business and the Assets. Nautilus has been provided access to the books, records and personnel of Seller and has been afforded an opportunity to make inquires and to review such information as Nautilus has requested for the purpose of completing such investigation.

Article 4.7

Periodic Reports. The periodic reports on Form 10-K, Form 10-Q and Form 8-K filed by Nautilus with the U.S. Securities and Exchange Commission (“SEC”) since June 30, 2006 (i) complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

CHAPTER 5

ACTION PRIOR TO THE CLOSING DATE

The following actions have been or will be taken prior to the Closing Date:

Article 5.1	Establishment of Buyer. Prior to the Closing Date, Nautilus shall file an application with the Xiamen Foreign Investment Bureau under the PRC Provisions on Acquisition of Domestic Enterprises by Foreign Investors (the “M&A Regulations”) seeking PRC government approval of (i) the transactions contemplated by this Agreement and (ii) the establishment of a wholly foreign owned enterprise in Xiamen to act as Buyer of the Business and the Assets to be transferred and sold by Seller at the Closing. Seller and the Shareholders shall cooperate with Nautilus with respect to all filings and applications that Nautilus elects to make, or pursuant to law, shall be required to make in obtaining all required government approvals necessary or desirable to consummate the transactions contemplated by this Agreement.

Article 5.2	Valuation of Assets. The Parties shall jointly engage an authorized asset valuation institution or enterprise (the “Appraiser”) to undertake a valuation of the Assets in accordance with the M&A Regulations. The Appraiser shall submit its valuation report to the Parties for their review. If the Parties agree with the valuation of the Assets set forth in the Appraiser’s valuation report, Nautilus shall submit such report to the Xiamen Foreign Investment Bureau in connection with the application for the approval of the transactions contemplated by this Agreement and the establishment of Buyer. The fees and expenses of the Appraiser shall be shared on a 50%-50% basis by Nautilus, on the one hand, and Seller and Shareholders, on the other hand.

Article 5.3	Notification of Creditors. Seller shall notify its creditors and publish a notice of the proposed sale of the Assets in a newspaper with national circulation in accordance with the M&A Regulations.

Article 5.4	Preserve Accuracy of Representations and Warranties. Each Party shall refrain from taking any action which would render any representation and warranty contained in Chapters 3 and 4 of this Agreement inaccurate in any material respect on the Closing Date.

Article 5.5	Operation of Business. From the date hereof through the Closing Date, except with the prior written consent of Nautilus or as otherwise provided below, Seller and the Shareholders shall (i) conduct the business and operations of the Business only in the ordinary course, (ii) continue to meet the contractual obligations incurred by Seller in the ordinary course of business and to pay all obligations as they mature in the ordinary course of business, (iii) exercise best efforts to keep available the services of the present employees of the Business, and (iv) exercise best efforts to preserve the good relations of suppliers, customers and others with whom Seller has business relations relating to the Business.

Article 5.6	Sale or Pledge of Assets; Borrowing. Seller shall not sell or mortgage or pledge any of the Assets or, for the account of the Business, borrow any money or incur, assume or guarantee or otherwise become directly or indirectly responsible for the payment of any indebtedness or any other obligation of any other Person or agree to do any of the foregoing.

Article 5.7	Compliance with Laws, etc. Seller shall comply with all applicable laws and shall conduct the Business in such a manner that on the Closing Date the representations and warranties contained in this Agreement shall be true as though such representations and warranties were made on and as of such date.

Article 5.8	Best Efforts. Each of the Parties hereto shall use its best efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence (including obtaining any authorizations, consents, approvals or waivers necessary to the performance of such Party’s obligations hereunder) and to consummate the transactions contemplated herein.

Article 5.9	Nautilus’s Access to Information and Records Before the Closing. Subject to the provisions of Article 5.13 concerning contact with Seller’s suppliers, Seller shall give Nautilus, its employees, counsel, accountants and other representatives full access throughout the period prior to the Closing Date, to all of the properties, books, contracts, commitments, customers, suppliers, distributors and records of the Business, and furnish to Nautilus during such period all such information concerning the Business as Nautilus may reasonably request. Subject to the provisions of Article 5.13, representatives of Nautilus shall be allowed to have unrestricted contact with employees employed in the Business and with past and present customers, suppliers and distributors of the Business, for the purpose of accomplishing an orderly transfer of the Business to Buyer on the Closing Date.

Article 5.10	Removing Excluded Assets. On or before the Closing Date, Seller shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Seller at the Closing. Should Seller fail to remove the Excluded Assets as required by this Article, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date.

Article 5.11	Interim Financial Statements. Until the Closing Date, Seller shall deliver to Buyer within twenty (20) days after the end of each month a copy of the internally prepared income statement and balance sheet for such month prepared in a manner and containing information consistent with Seller’s current practices and certified by the CEO/President and chief financial officer of Seller as to compliance with Article 3.12.

Article 5.12	Environmental Report. Seller shall obtain and deliver to Nautilus and Buyer prior to Closing an updated environmental report (the “Closing Environmental Report”), dated within twenty (20) days of the Closing Date, prepared by MWH. Such updated report shall be of similar scope to the report of such firm dated December 8, 2006 (as referenced in Section 3.18 above) and shall confirm that all matters identified in the December 8, 2006 report have been remediated. In the event such updated report identifies material unremediated environmental matters, whether or not included in the December 8, 2006 report, then prior to Closing Seller and/or Shareholders shall contract with an environmental firm reasonably acceptable to Nautilus to remediate such matters at Seller’s or Shareholders’ expense.

Article 5.13	Contact with Suppliers. Prior to Closing neither Nautilus nor Buyer shall communicate with any Person known, solely as a result of Seller’s disclosure as described in Articles 3.5.8 and 3.17 herein, to be a supplier to Seller unless (i) an employee or authorized representative of Seller is present and participates in such communication, and (ii) such communication is limited to the topics of quality and new product development. Seller agrees to assist Nautilus and Buyer in an effective and orderly transition of Seller’s supplier relationships to Buyer prior to and following Closing.

CHAPTER 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF NAUTILUS

In the event Closing does not occur, the obligations of Nautilus and Buyer under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Nautilus:

Article 6.1	Representations and Warranties Accurate. All representations and warranties of Seller and the Shareholders contained in this Agreement shall have been true in all material respects when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date. Seller shall furnish Nautilus and Buyer with a certificate, dated the Closing Date and signed by the legal representative of Seller and by each Shareholder, stating the above in such form as Nautilus may reasonably request.

Article 6.2	Absence of Certain Changes. Since the date hereof and prior to the Closing Date, there shall not have occurred or been discovered:

(a)	any material adverse change in the business, financial condition, prospects or results of operations of the Business, other than a material adverse change resulting from a material reduction in the volume of purchases by Nautilus;

(b)	any new law, rule or regulation or the amendment or interpretation of any existing law, rule or regulation, materially adversely affecting the operation of the Business or the ability of Seller to convey, assign and transfer to Buyer any of the Assets, the Business and other contractual rights pertaining to the Business with the effect of materially affecting the value of, or the ability of Buyer to operate as presently operated, the Business; or

(c)	damage or destruction in the nature of a casualty loss or claim, whether covered by insurance or not, materially adversely affecting the operation of the Business or the ability of Seller to convey, assign and transfer to Buyer any of the Assets, the Business and other contractual rights pertaining to the Business with the effect of materially affecting the value of, or the ability of Buyer to operate as presently operated, the Business, and there shall have been delivered to Nautilus a certificate to that effect, dated the Closing Date and signed by the legal representative of Seller.

Article 6.3	Performance by Seller. Seller shall have performed and complied in all materials respects with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date, and there shall have been delivered to Nautilus and Buyer a certificate to that effect, dated the Closing Date and signed by the legal representative of Seller.

Article 6.4	Opinions of Counsel for Seller and the Shareholders. Nautilus shall have received from The Universal Legal Corp., PRC counsel to Seller and the Shareholders, and from C. Reed Brown, U.S. counsel to Seller and the Shareholders, written opinions, dated the Closing Date, in form and substance satisfactory to Nautilus and Buyer, to the form agreed to by the Parties, respectively. In giving such opinion, such counsel may rely, as to matters of fact, upon certificates of officers of Seller and certificates of the Shareholders, provided that such counsel shall state that they believe that they are justified in relying upon such certificates and deliver copies thereof to Nautilus and Buyer with such opinion.

Article 6.5	Authorizations, Approvals and Consents. Seller shall have received (at Seller’s cost and expense) all authorizations, consents, approvals and waivers or other action required to be obtained in connection with the execution, delivery and performance of this Agreement or the transfer pursuant to this Agreement of all of the Assets. There shall be delivered to Nautilus and Buyer a certificate, dated the Closing Date and signed by the legal representative of Seller, stating that Seller has received all authorizations, consents, approvals and waivers required by this Article 6.5.

Article 6.6	Legal Prohibition. No proceeding shall be pending or threatened before any Government Authority to restrain or prohibit or to obtain material damages or other relief in connection with the consummation of the transactions contemplated by this Agreement and no investigation that might eventuate in any such proceeding shall be pending or threatened.

Article 6.7	Instruments of Sale, etc. On the Closing Date, Seller shall deliver to Nautilus and Buyer each of the documents set forth in Article 2.6, in form and substance satisfactory to Nautilus.

Article 6.8	Corporate Authorization. Seller shall have provided Nautilus and Buyer with a certificate of the legal representative of Seller certifying copies of the resolutions of the Board of Directors and shareholders of Seller approving this Agreement and the other Transaction Documents to which it is a party and the sale and transfer of the Assets to Buyer under this Agreement.

Article 6.9	[Intentionally left blank]

Article 6.10	Continuance of Insurance. Seller shall have provided Nautilus with certificate(s) from its insurance brokers, certifying the continuation upon substantially the same terms and conditions of the insurance set forth in Schedule 3.16. Seller will make arrangements to insure the continued coverage after the Closing Date of Buyer under an insurance policy for any and all liabilities for injury to persons or property arising out of the sale by Seller of the products of the Business prior to the Closing Date.

Article 6.11	Environmental Report. Nautilus shall have received the Closing Environmental Report and such Report shall confirm that all environmental matters identified in the report of MWH dated December 8, 2006 have been remediated.

Article 6.12	Governmental Approvals. Nautilus and Buyer shall have received such approvals, including, without limitation, the approval by the Xiamen Foreign Investment Bureau and such other approvals from a Government Authority as are necessary or desirable for the completion of the transactions contemplated by this Agreement and the establishment of Buyer as a wholly foreign owned enterprise registered in Xiamen, Fujian Province, PRC and the conduct of the Business by Buyer.

Article 6.13	Escrow and Indemnification Agreement. Seller and the Shareholders shall have executed and delivered the Escrow and Indemnification Agreement.

Article 6.14	Seller’s Non-Competition Agreement. Seller shall have executed and delivered the Seller’s Non-Competition Agreement.

Article 6.15	Shareholders’ Non-Competition Agreement. The Shareholders shall have executed and delivered the Shareholders’ Non-Competition Agreement.

Article 6.16	Bruno Consulting Agreement. Bruno shall have entered into a consulting agreement with Nautilus and/or Buyer whereby Bruno agrees to provide consulting services related to the Business for a period of up to ten months.

Article 6.17	Lease Agreement. Seller shall have executed and delivered the Lease Agreement.

CHAPTER 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF

SELLER AND THE SHAREHOLDERS

The obligations of Seller and the Shareholders under this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller:

Article 7.1	Representations and Warranties Accurate. All representations and warranties of Nautilus contained in this Agreement shall have been true in all material respects when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date. Nautilus shall furnish Seller a certificate, dated the Closing Date and signed by a duly authorized officer stating the above in such form as Seller or the Shareholders may reasonably request.

Article 7.2	Performance by Nautilus. Nautilus shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date and there shall be delivered to Seller a certificate to such effect, dated the Closing Date and signed by a duly authorized officer of Nautilus.

Article 7.3	Legal Prohibition. On the Closing Date there shall exist no injunction or final judgment, law or regulation prohibiting the consummation of the transactions contemplated by this Agreement.

Article 7.4	Lease Agreement. Buyer shall have executed and delivered the Lease Agreement.

Article 7.5	Escrow and Indemnification Agreement. Nautilus shall have executed and delivered the Escrow and Indemnification Agreement.

CHAPTER 8

INDEMNIFICATION

Article 8.1	Indemnification by Seller and Shareholders. Seller and Shareholders jointly and severally agree to indemnify and hold each of Nautilus and Buyer harmless at all times from and after the Closing Date as set forth in the Escrow and Indemnification Agreement in the form agreed to by the Parties (the “Escrow and Indemnification Agreement”).

Article 8.2	Indemnification by Nautilus. Nautilus and Buyer hereby agree jointly and severally to indemnify and hold harmless Seller and the Shareholders at all times from and after the Closing Date as set forth in the Escrow and Indemnification Agreement.

CHAPTER 9

STAFF AND EMPLOYEE MATTERS

Article 9.1	Staff and Employees. Seller has delivered to Nautilus a list, dated within fifteen days prior to the Closing Date, naming by location all of the staff and employees of Seller actively employed in the Business, including each such staff and employee’s current compensation rate and date of employment. Nautilus shall be permitted to interview all of Seller’s staff and employees employed in the Business during business hours, pursuant to schedules to be coordinated with Seller, and Seller shall give Nautilus all information in Seller’s possession reasonably requested by Nautilus in connection with such staff and employees. Nautilus will cause Buyer to offer employment commencing as of the Closing Date to those staff and employees as Nautilus deems, in its sole discretion, appropriate on such terms as Nautilus shall deem appropriate. Seller and the Shareholders will use their best efforts to cause such employees to become employees of Buyer as of the Closing Date.

Article 9.2	Salaries and Benefits. Seller shall be responsible for (i) the payment of all wages and other remuneration due to staff and employees of the Business with respect to their services as employees of Seller through close of business on the Closing Date; (ii) the payment of any termination or severance payments required by contract or law; and (iii) any amounts or benefits due to the staff and employees under welfare benefit, housing, retirement and health plans maintained Seller for such staff and employees pursuant to contract or as required by law. Nautilus agrees to cooperate with Seller to transition the employment of Seller’s employees to Buyer in a manner that minimizes any termination or severance payments. If despite such efforts Seller is required to pay termination or severance payments to former employees of Seller who are employed by Buyer, Nautilus agrees to cause Buyer to reimburse Seller in an amount equal to the lesser of one-half of such payments and U.S.$250,000.

Article 9.3	No Rights to Staff and Employees. Nothing herein expressed or implied shall confer upon any staff or employee hired by Nautilus or Buyer or any other employee or legal representatives of Seller or any trade union representative any rights or remedies, including, without limitation, any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

CHAPTER 10

ACTIONS TO BE TAKEN

SUBSEQUENT TO THE CLOSING DATE

Article 10.1	Further Assurances. Following the Closing, Seller and each Shareholder will, upon request by Nautilus or Buyer, (a) do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances and (b) use its best efforts to obtain all authorizations, approvals, consents and waivers that may be reasonably required for the conveyance, transfer, assignment, delivery, assurance and confirmation to Buyer, or to its successors and assigns, or for aiding and assisting in collecting or reducing to possession, any or all of the Assets of Seller transferred hereunder.

Article 10.2	Customer and Other Business Relationships. After the Closing, Seller and the Shareholders will cooperate with Nautilus and Buyer in their efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy its liabilities in a manner that is not detrimental to any of such relationships. Seller and the Shareholders will refer to Buyer all inquiries relating to the Business. Neither Seller nor either Shareholder nor any of their respective officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the Business, including disparaging the name or business of Nautilus or Buyer.

Article 10.3	Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Nautilus’s record-retention policies and practices those records of Seller delivered to Buyer. Nautilus will ensure that Buyer also shall provide Seller and the Shareholders and their representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its representatives reasonable access to records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

Article 10.4	Mutual Cooperation with Respect to Taxes. Each of Nautilus and Buyer, on the one hand, and Seller and the Shareholders, on the other, will provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for any Taxes relating to the transactions contemplated by this Agreement. Each such Party will retain and provide the other with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant tax returns and supporting work schedules. The Party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

Article 10.5

Cooperation in Litigation. In the event that, after the Closing Date, Nautilus, Buyer, Seller or the Shareholders shall require the participation of officers and employees employed by each other to aid in the defense or prosecution of litigation or claims, and so long as there exists no conflict of interest between the Parties, each of Nautilus, Buyer and Seller shall use its best efforts to make such officers and employees available to participate in such defense or prosecution, provided that, except as required pursuant to the provisions of Chapter 8, the Party requiring the participation of such officers or employees shall pay all reasonable out-of-pocket costs, charges and expenses arising from such participation.

Article 10.6	Confidentiality. Except in circumstances where the prior consent of Nautilus has been obtained and for a period of five (5) years after the Closing Date, Seller and each Shareholder agrees that it shall not divulge to any Person any trade secret, or secret process, method or means, or any other confidential information concerning the Business, or confidential information concerning Nautilus or Buyer that comes to the knowledge of such Party by reason of its being a Party hereto, unless and to the extent that (i) the disclosure is required by law or (ii) such information is or becomes public knowledge otherwise than through the breach of this Article or (iii) such information was obtained from a third party having no obligation of confidentiality with respect to such information.

Article 10.7	[Intentionally left blank]

Article 10.8	Land America Name. Seller agrees that following the Closing Date it will not, and each Shareholder agrees that it will cause Seller not to, (i) use the name “Land America” in connection with the manufacture, distribution or sale of fitness equipment, or (ii) transfer the name or any rights in the name “Land America”, or any confusingly similar name, to any third party unless such party agrees that such name shall not be used in connection with the manufacture, distribution or sale of fitness equipment.

CHAPTER 11

TERMINATION

Article 11.1	Termination Events. This Agreement may, by notice given on or prior to the Closing Date, in the manner hereinafter provided, be terminated and abandoned:

11.1.1	By Nautilus, on the one hand, or Seller and the Shareholders, on the other, if material default or breach shall be made by the other with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to due compliance with any of its representations and warranties contained herein, and such default cannot be cured, or shall have not been cured within forty-five (45) days after receipt of notice specifying particularly such default;

11.1.2	By Nautilus if all of the conditions set forth in Chapter 6 shall not have been satisfied (or are incapable of being satisfied) on or before December 31, 2007 (the “Termination Date”) or waived by it on or before such date; or by Seller and the Shareholders, if all of the conditions set forth in Chapter 7 shall not have been satisfied (or are incapable of being satisfied) on or before the Termination Date or waived by it on or before such date; provided, that the Termination Date shall be extended to January 21, 2008 in the event the inability to satisfy such conditions shall relate solely to delay in obtaining the governmental approvals described in Article 5.1.

11.1.3	By Nautilus, on the one hand, or Seller and the Shareholders, on the other, if in the case of Seller and the Shareholders, Nautilus, or in the case of Nautilus, Seller or any Shareholder, becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its or his debts as they become due;

11.1.4	By written mutual consent of Nautilus and Seller; or

11.1.5	By either Nautilus or Seller if the Closing shall not have occurred, through no fault of any Party, on or before the Termination Date, or such later date as may be agreed upon by the Parties; provided, that the Termination Date shall be extended to January 21, 2008 in the event (i) Nautilus applies for the governmental approvals described in Article 5.1 on or before October 31, 2007, and (ii) the Closing shall not have occurred solely as a result of delay in obtaining the governmental approvals described in Article 5.1.

Each Party’s right of termination hereunder is in addition to any other rights it may have hereunder or otherwise, including, without limitation, Nautilus’s rights pursuant to Article 12.2.

Article 11.2	Effect of Termination. In the event this Agreement is terminated pursuant to Article 11.1, all further obligations of the Parties hereunder shall terminate.

CHAPTER 12

OTHER PROVISIONS

Article 12.1	Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing for a period of fifteen (15) months from the Closing Date, provided, that the representations and warranties set forth in Articles 3.2 and 3.14 shall survive for an indefinite period, and the representations and warranties set forth in Article 3.18 shall survive until the thirty-six month anniversary of the Closing Date); and provided further, that in the event a claim for indemnification is made by Nautilus in respect of any representation and warranty made by Seller or either Shareholder prior to the expiration of such representation or warranty, Nautilus shall be entitled to the benefits of the indemnification provisions set forth in the Escrow and Indemnification Agreement as long as such claim is being prosecuted in good faith.

Article 12.2	[intentionally left blank]

Article 12.3	Responsibility for Taxes. Each Party shall pay its own transaction-related Taxes arising out of the transactions contemplated by this Agreement. Seller shall also pay any filing or recording fees payable in connection with the instruments of transfer provided for herein, including, without limitation, any supplemental land grant fee premium required by the Xiamen Municipal Government as a condition to its approval of the lease or transfer of the Land. Prior to the Closing, Seller and Buyer shall have paid stamp duties in respect of this Agreement. Buyer acknowledges that its taxes will include VAT on the amount of Inventory purchased and Deed Tax on applicable items.

Article 12.4	Complete Agreement. This Agreement, including the Schedules attached hereto and the documents referred to herein, together with the other agreements of the parties expressly referenced herein, shall constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter, including without limitation the Option Agreement.

Article 12.5	Passage of Title and Risk of Loss. Title and risk of loss with respect to the Assets and rights to be transferred hereunder shall not pass to Buyer until the Assets or right is transferred at the Closing hereunder.

Article 12.6	Waiver, Discharge, etc. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the Parties hereto by their duly authorized representatives. The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

Article 12.7	Notices. Any notice or other communication required or permitted hereunder shall be given in writing and shall be addressed to the relevant Party at the address set forth below or at such other address as such Party may designate by ten Business Days’ advance written notice to the other Parties. Any notice addressed to the relevant Party shall be deemed to have been delivered: (a) if delivered by hand when delivered, (b) if sent by pre-paid United States registered mail, on the fifth (5th) Business Day after the date of posting, (c) if given or made by facsimile, on the following Business Day after the transmission is sent (as long as the sender has a confirmation report specifying the facsimile number of the recipient, the number of pages sent and the date of the transmission) and, (d) if given or made by electronic mail, on the following Business Day after the electronic mail is sent (as long as the sender has confirmation records confirming delivery by the sender and receipt by the recipient of the electronic mail).

Notices and communications shall be delivered as follows:

To Nautilus at:	Nautilus, Inc
16400 SE Nautilus Drive
Vancouver, Washington 98683 U.S.A.
Attn: Wayne M. Bolio,
Chief Administrative Officer and
Senior Vice President, Law & Human Resources
Facsimile: 1 (360) 859-5915
E-mail: wbolio@nautilus.com

with a copy to:	Garvey Schubert Barer
1191 Second Avenue, 18th Floor
Seattle, Washington 98101 U.S.A.
Attn: Bruce A. Robertson, Esquire
Facsimile: 1 (206) 464-0125
E-mail: brobertson@gsblaw.com

To Seller at:	Land America Health & Fitness Co., Ltd.
25 North 2nd Road, Xiamen, Xinglin
Jimei District
Xiamen, China 361022
Attn: Michael C. Bruno
Facsimile: 011 86 592-621-8275
E-mail: bruno@laxiamen.com

with a copy to:	Reed Brown
2484 Willow Hills Drive
Sandy, Utah 84093
Facsimile: 1 (801) 943-1530
E-mail: reed.crb@gmail.com

To Bruno at:	Michael C. Bruno
#7 South Guangxing Road
Xinglin District
Xiamen, PRC 361022
Telephone: 011 86 1390 602-5490
E-mail: bruno@laxiamen.com

To Yang at:	Yang Lin Qing
#7 South Guangxing Road
Xinglin District
Xiamen, PRC 361022
Telephone: 011 86 1390 602-5490
E-mail: bruno@laxiamen.com

Article 12.8	Public Announcements. No Party shall issue any press release or public announcement in connection with this Agreement or the transactions contemplated hereby without the prior written approval of the other Parties hereto.

Article 12.9	Expenses. Whether the transactions contemplated by this Agreement are consummated or fail to be consummated for any reason whatsoever, each Party shall pay its own expenses and the fees and disbursements of its counsel, accountants and other experts.

Article 12.10	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the PRC.

Article 12.11	Arbitration.

(1)	Except as provided in Article 12.2, all disputes arising in connection with or relating to this Agreement shall be finally settled by binding arbitration administered by the American Arbitration Association in accordance with its International Arbitration Rules. The tribunal shall be composed of a sole arbitrator. The arbitration shall be conducted in the English language at San Francisco under the U.S. Federal Arbitration Act.

(2)	Any arbitral award rendered shall be final, binding and non-appealable and may be entered and enforced as a judgment with any court having jurisdiction.

(3)	To the extent this Article is deemed to be a separate agreement independent from this Agreement, Article 12.10 concerning governing law and Article 12.7 concerning notices are incorporated herein by reference.

(4)	Any Party may, without inconsistency with this agreement to arbitrate, seek from a court any provisional remedy that may be necessary to preserve its rights, to protect intellectual property or to prevent the disposal of assets at any time before, during or after the arbitration proceedings.

Article 12.12	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and the successors or assigns of the Parties, provided that the rights of Seller herein may not be assigned and the rights of Nautilus may only be assigned (without Seller’s and Shareholders’ consent) to an Affiliate of Nautilus (as long as Nautilus shall remain liable hereunder).

Article 12.13	Language; Schedules; Headings; Counterparts. This Agreement is written both in the Chinese and English languages. Both versions shall have equal validity, but in the event of a conflict between the two versions the English version shall prevail. All Schedules attached to this Agreement are an integral part hereof and are incorporated herein by reference as though set forth in full. The headings used in this Agreement are for convenience only and shall not be used in the interpretation of any provision of this Agreement or affect any right or obligation under this Agreement. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Article 12.14	Joint and Several Obligations. The liability of Seller and each Shareholder hereunder shall be joint and several with Seller and with the Shareholders. Where in this Agreement provision is made for any action to be taken or not taken by Seller, the Shareholders jointly and severally undertake to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Seller and each Shareholder shall be jointly and severally liable for the indemnities set forth in Article 8.

Article 12.15	Representative of Seller and the Shareholders.

(a)	Seller and each of the Shareholders hereby appoint Bruno as their representative (“Selling Parties Representative”) and their true and lawful attorney in fact, with full power and authority in each of their names and on behalf of each of them:

(i)	to act on behalf of each of them in the absolute discretion of the Selling Parties Representative, but only with respect to the following provisions of this Agreement, with the power to: (A) designate the accounts for payment of the Purchase Price pursuant to Article 2.3; (B) act under the Post-Closing Audit Agreement; (C) act under the Indemnification and Escrow Agreement; (D) give and receive notices pursuant to Article12.7; (E) terminate this Agreement pursuant to Section 11.1 or waive any provision of this Agreement pursuant to Chapter 7, Article 11.1 and Article 12.6; and (F) act in connection with any matter as to which Seller and each of the Shareholders, jointly and severally, have obligations, or are Indemnified Persons, under Article 8; and

(ii)	in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Article 12.15.

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of any of the Shareholders or Seller or by operation of law, or by the occurrence of any other event. Each Shareholder and Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Selling Parties Representative pursuant to this Article 12.15.

(b)	Nautilus shall be entitled to rely upon any document or other paper delivered by the Selling Parties Representative as (i) genuine and correct and (ii) having been duly signed or sent by the Selling Parties Representative, and none of Nautilus shall not be liable to any of the Shareholders or Seller for any action taken or omitted to be taken by Nautilus in such reliance.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

NAUTILUS

NAUTILUS, INC.

By:
Signature
Print Name:
Title:

SELLER

LAND AMERICA HEALTH & FITNESS CO., LTD

By:
Signature
Print Name:
Title:

BRUNO (a Shareholder)

By:
Michael C. Bruno

YANG (a Shareholder)

By:
YANG LIN QING

ACCEPTANCE AND AGREEMENT OF SELLING PARTIES REPRESENTATIVE

The undersigned, being the Selling Parties Representative designated in Article 12.15 of the foregoing Asset Purchase Agreement, agrees to serve as the Selling Parties Representative and to be bound by the terms of such Asset Purchase Agreement pertaining thereto.

Dated: October 17, 2007

MICHAEL C. BRUNO